Exhibit 99.2 Press Release

PHI Group Updates on Industrial Park, Greenhouse, Medical Cannabis and Wellness Treatment Resort Projects in Transylvania, Romania

Project Revenues Expected to Exceed $150 million for FY 2019

NEW YORK, Jan. 30, 2018 (GLOBE NEWSWIRE) — Via OTC PR Wire — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, announced today that it has finalized the terms and conditions for the definitive agreement with its Transylvanian partner in order to close this joint venture transaction in the next few weeks.

According to the development plan, the Company will use a Romanian subsidiary to build an industrial park, 5-MW to 50-MW gas-fired clean energy fully integrated power plant in stages, 30 hectares of greenhouses, and a wellness treatment resort center in Transylvania, Romania. Projected revenues for this combined program are expected to exceed $150 million for FY 2019.

For the greenhouses, the Company will focus on growing organic medicinal plants such as medical cannabis, lingzhi mushroom (ganoderma lucidum), wild bitter melon (momordica charantia),saffron (crocus sativus), and other precious herbs that can be used for medical purposes and command much higher prices than regular crops. We intent to incorporate our PHI EZ Water’s water enhancement systems (www.phiezwater.com) and Abundant Farms’ organic fertilizer for the greenhouse operations.

The Wellness Resort center will cater to tourists and people who seek holistic, natural medical treatments. We have partnered with Tho Xuan Duong Co., a 400-year-old traditional medicine company, (http://www.thoxuanduong.com/) to make natural treatment services available to users at this resort location. Greater details about the wellness treatment resort will be provided after the closing of this transaction.

Henry Fahman, Chairman and CEO of PHI Group, stated:” We are privileged and grateful to have received strong support and encouragement from the Transylvanian local and central governments. Since these projects are considered green, they are eligible for non-recourse funding from the European Union. In addition, we plan to finance them through a Luxembourg fund and may also utilize additional financing from major European banks.”

Horace Horumba, President of PHI Group Eastern Europe, added:” We are pleased to have concluded our due diligence and decided to move forward with the first stage already under process, opening a PHI Group’s subsidiary in Romania. We are also honored to pioneer a fully integrated process from cogeneration plant, greenhouse and production facilities for nutritional and pharmaceutical products. Hence, our plans for the Wellness Resort will compliment and add a great value for market segmentation in the European Union for our products & services. With our long standing partnerships and diversified investments such as organic fertilizer production, PHI EZ Water and Tho Xuan Duong Co., we will be able to integrate perfectly in a process to create value for the company as we serve Romania as well as a conduit for European Union markets.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Henry Fahman

PHI Group, Inc.

henry@phiglobal.com